Exhibit 10.4

Confidential

April 28, 2011

Melissa Ashlock, M.D.

Dear Melissa:

This letter is a formal offer setting forth the principal terms for you to join aTyr Pharma, Inc. (the “Company”), a Delaware corporation, which is located in San Diego, California.

Position:	Vice President, External Scientific Affairs & Human Genetics Your primary directives and responsibilities are outlined in Attachment “A”.

Status:	Full-Time, Exempt. This means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.

Reporting to:	John D. Mendlein, Ph.D., Executive Chairman

Base Salary Rate:	$9,292.00 per pay period (which equals $223,000.00 per year) less applicable withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion.

Bonus:	In addition to your annual salary, you will be eligible to earn an annual performance bonus of up to 20% of your base salary. This will be paid based upon corporate achievement of goals and achievement of your individual goals. The corporate goals are established by the Company and approved by the Board of Directors. Your goals shall be mutually agreed to by you and the Company. The achievement of corporate goals and your individuals goals shall be determined by the Board of Directors (or the compensation committee thereof) in its sole discretion. This bonus will be paid on an annual basis and will be prorated during your first year of employment.

Equity:	Shortly after commencement of your employment with the Company, and subject to approval by the board of directors, you will be granted an Option to purchase 322,055 shares of the Common Stock of the Company

aTyr Pharma, Inc.

3565 General Atomics Court Suite 103 San Diego, CA 92121

Phone 858 731 8389 Fax 858 731 8394

Confidential

Melissa Ashlock, M.D. April 28, 2011 Page two

pursuant to the 2007 Stock Plan. The exercise price per share of the Option shall be the fair market value of the Common Stock, as determined by the board of directors at the time of the Option grant.

The specific terms and conditions of your Option will be subject to the terms of then 2007 Stock Plan, as well as the terms set forth in a Stock Option Agreement between you and the Company. This Stock Option Agreement will be entered into and executed after you commence your employment with the Company.

Benefits:	You will be entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy. Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

401(k) Plan:	You will be eligible to participate in the aTyr Pharma, Inc. 401(k) Savings Plan immediately following the start of your employment.

Vacation & Sick Time:	You will be entitled to accrue 15 days of vacation per year. You will have 6 days of sick time available each year.

Holidays:	You will be eligible for aTyr’s paid holidays. The schedule is published prior to the beginning of each calendar year.

Employment at Will:	Your employment will be at will, which means it may be terminated at any time by you or the Company with or without cause and that your employment is not for any specific period of time. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Start Date:	May 9, 2011 or a mutually agreed upon date.

As a condition of your employment, you will be required to sign and abide by our Employee Nondisclosure and Assignment Agreement when you begin your employment. A copy is attached for your reference. In addition, in order to comply with the Immigration Reform and Control Act of 1986, within three (3) days of your Start Date you will be required to provide

aTyr Pharma, Inc.

3565 General Atomics Court Suite 103 San Diego, CA 92121

Phone 858 731 8389 Fax 858 731 8394

Confidential

Melissa Ashlock, M.D. April 28, 2011 Page three

sufficient documentation to verify your identity and legal authorization to work in the United States. Please bring with you on your Start Date, the original of one of the documents noted in List A or one document from List B and one document from List C as itemized in the enclosed “Lists of Acceptable Documents”. If you do not have the originals of any of these documents, please contact me immediately.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disabihty or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

It is aTyr’s policy to respect fully the rights of your previous employers in their proprietary or confidential information. No employee is expected to disclose, or is allowed to use for aTyr’s purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer. This offer will lapse if not signed and returned by May 2, 2011

Once signed by you, this letter will constitute the complete agreement between you and aTyr Pharma, Inc. regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

aTyr Pharma, Inc.

3565 General Atomics Court Suite 103 San Diego, CA 92121

Phone 858 731 8389 Fax 858 731 8394

Confidential

Melissa Ashlock, M.D. April 28, 2011 Page four

I believe you will be able to make an immediate contribution to aTyr’s effort, and I think you will enjoy the rewards of working for an innovative, fast-paced company. One of the keys to our accomplishments is good people. We hope you accept our offer to be one of those people.

Yours sincerely,

/s/ John D. Mendlein

John D. Mendlein, Ph.D.

Executive Chairman

Enclosures

I accept the terms of employment as described in this offer letter dated April 28, 2011 and will start my employment on May 9, 2011. I confirm that by my start date at aTyr Pharma, Inc. I will be under no contract or agreement with any other entity which would in any way restrict my ability to work at aTyr Pharma, Inc. or perform the functions of my job for aTyr, including, but not limited to, any employment agreement and/or non-compete agreement.

/s/ Melissa Ashlock	Date 5/13/2011
Melissa Ashlock

aTyr Pharma, Inc.

3565 General Atomics Court Suite 103 San Diego, CA 92121

Phone 858 731 8389 Fax 858 731 8394